Exhibit 99.2.

Dear Videolan Shareholders:

It is with considerable sadness and regret that I now write you to describe the status of Videolan Technologies, Inc. (the "Company").
As I'm sure you are aware, lack of continued funding has forced the Company to effectively cease operations. The senior management of the Company has agreed to stay on without compensation in an attempt to obtain maximum value for the Company. I would like to take this opportunity to review with you what has brought the Company to this position since my arrival in October 1996.

During most of 1996 the Company operated without a President, Vice President of Engineering, or Sales and Marketing executive. Mr. Ted Ralston, Chairman of the Board, served as acting CEO during this period. The Company underwent numerous management and personnel changes during that year. Your Board of Directors made a decision in the Spring of 1996 to hire an experienced executive to enhance the Company's ability to supply broadband video products to the market. I was hired in October of 1996 and given the charter by the Board of Directors to develop a fully integrated product company. On my arrival in October I found an excellent product, the VL2000, that had been installed at key customer sites. However, as is typical of any new, highly complex product, the VL2000 needed continuing development efforts and marketing support. With the approval of your Board of Directors, the Company proceeded to hire a very competent Vice President of Engineering, a Vice President of Operations, and a Vice President of Sales and Marketing. This tem continued the product development and shipments.

The continuing deterioration in the Company's stock price and the failure of the Company's underwriter and principal market maker, Kensington Wells, precluded the Company from raising funds in a traditional offering during the first three quarters of 1996. By October 1996, the Company had spent nearly all of the funds obtained in its Initial Public Offering. The expenditures were consistent with those outlined in the Prospectus and the Company anticipated obtaining some form of additional financing as required. Therefore, when I arrived, besides the operating issues discussed above, the Company was faced with the need to quickly raise additional funds. The video conferencing market had not developed as rapidly as expected and other companies in the industry were facing financial problems as well.
This made raising additional funds under favorable terms impossible. The Company's management explored numerous ways to raise both short-term and long-term financing and finally had to settle for a Regulation D offering of a convertible security in the amount of $5.5 million. Several months later the Company was promised an additional $4.0 million. When the money for the $4.0 million investment was in escrow and the papers were signed, the Company was hit with a shareholder class action lawsuit. As a result, the investors for the $4.0 million transaction immediately revoked the deal. Although management and the Company's attorneys believe the shareholder class action lawsuit has no merit, the suit scared away numerous potential investors. This left the Company with limited operating funds throughout 1997. However, the Company was able to secure a number of prestige customers during this time period as a result of advertising and product marketing. Such customers included the Pentagon, Time Inc., Andersen Consulting and Rockwell International, just to name a few.

In an effort to broaden the Company's market position, the Company was able to acquire the assets of ImageLink, Inc., a supplier of low end videoconferencing systems. As a result of this acquisition, the Company received a $10.0 million multi-year product order. Deliveries on this order were recently started. This activity encouraged the Company's management to seek other opportunities for mergers, acquisitions or joint ventures. The Company even hired an outside consultant to assist in finding possible partners or investors. Although a number of deals were discussed, no deals were ever consummated.

During most of 1997, management of the Company continued to actively seek both favorable long-term and short-term financing. Between the class action lawsuit and the hostile takeover attempt by previous employees, management was forced to spend both time and funds on essentially nonproductive activities. Funding sources continued to be limited.

With the Company unable to find suitable partners and unable to obtain long-term financing, management was forced to resort to continued short-term financing. The terms of such financing allow for the conversion of preferred shares or debentures at a discount to market. With the short-term horizon these investors have, the result was a flood of shares on the market with a corresponding price erosion. The decision by your Company to proceed in this direction was based on management's strong belief in the Company's products and technology and the assumption that favorable long-term financing would eventually become available.

Unfortunately, even though the Company's volume of business has increased in the last few months, without adequate funds the Company could not continue to operate. The Company realizes that the action taken by management of the Company is not pleasant. However, we would not in good conscience ask employees to work without assurance of payment. The senior management has agreed to stay, without pay, to continue to find a viable solution for the Company's problem and we are in active discussions with numerous group that have expressed an interest in the Company and its technology. However, any such deal will most likely not result in any distribution to shareholders due to the significant accounts payable that have accrued over the last several months.

The present management came to the Company because it believed in the technology and no member of management has benefited from the present situation. All of management's stock options are worthless. Our ownership value is no better than any other shareholder, and none of us have profited during this entire year. Any statements that you may have heard that management disposed of stock through a Rule 144 transaction are incorrect. Only investors who acquired shares of the Company through the Regulation D offering or recent Regulation S offerings have sold shares in this manner.

We will continue to keep you informed of any developments.

Jack Shirman, CEO